Exhibit 10.8

TRIMBLE NAVIGATION LIMITED

AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

SUBSCRIPTION AGREEMENT

FOR EMPLOYEES IN THE U.S.

Location

Original Application	Enrollment Date:
Change in Payroll Deduction Rate
Change of Beneficiary(ies)

1.                              hereby elects to participate in the Trimble Navigation Limited Amended and Restated Employee Stock Purchase Plan (the “Stock Purchase Plan”) and subscribes to purchase shares of the Company’s Common Stock in accordance with this Subscription Agreement and the Stock Purchase Plan. All capitalized terms not defined in this Subscription Agreement shall have the same meanings as set forth in the Stock Purchase Plan.

2. I hereby authorize payroll deductions from each paycheck in the amount of             % of my Compensation on each payday (not to exceed 10%) during the Offering Period in accordance with the Stock Purchase Plan.

            Include bonuses as part of Compensation subject to payroll deduction.

            Exclude bonuses from Compensation subject to payroll deduction.

3. I understand that said payroll deductions shall be accumulated for the purchase of shares of Common Stock at the applicable purchase price determined in accordance with the Stock Purchase Plan. I understand that if I do not withdraw from an Offering Period, any accumulated payroll deductions will be used to automatically exercise my option.

4. I have received a copy of the complete “Trimble Navigation Limited Amended and Restated Employee Stock Purchase Plan.” I understand that my participation in the Stock Purchase Plan is in all respects subject to the terms of the Stock Purchase Plan.

5. Shares purchased for me under the Stock Purchase Plan should be issued in the name(s) of:                                                          .

6. I understand that if I am a U.S. tax resident and I dispose of any shares received by me pursuant to the Stock Purchase Plan within 2 years after the Enrollment Date (the first day of the Offering Period during which I purchased such shares) or within 1 year after the Exercise Date, I will be treated for U.S. federal income tax purposes as having received ordinary income at the time of such disposition in an amount equal to the excess of the fair market value of the shares at the time such shares were delivered to me over the price which I paid for the shares. I hereby agree to notify the Company in writing within 30 days after the date of any such disposition. However, if I dispose of such shares at any time after the expiration of the holding period set forth above, I understand that I will be treated for U.S. federal income tax purposes as having received income only at the time of such disposition, and that such income will be taxed as ordinary income only to the extent of an amount equal to the lesser of (1) the excess of the fair market value of the shares at the time of such disposition over the purchase price which I paid for the shares under the option, or (2) the excess of the fair market value of the shares over the option price, measured as if the option had been exercised on the Enrollment Date. The remainder of the gain, if any, recognized on such disposition will be taxed as capital gain.

7. I hereby agree to be bound by the terms of the Stock Purchase Plan. The effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the Stock Purchase Plan.

8. In the event of my death, I hereby designate the following as my beneficiary(ies) to receive all payments and shares due me under the Stock Purchase Plan:

NAME: (Please print)
(First) (Middle) (Last)

Relationship

(Address)

NAME: (Please print)
(First) (Middle) (Last)

Relationship

(Address)

Employee’s Social Security Number:

Employee’s Address:

9. Regardless of any action the Company and/or my actual employer if the Company is not my employer (collectively, the “Company”) takes with respect to any or all income tax, social security, payroll tax, payment on account or other tax-related items relating to my participation in the Stock Purchase Plan and legally applicable to me (“Tax-Related Items”), I acknowledge that the ultimate liability for all Tax-Related Items is and remains my responsibility and may exceed the amount actually withheld by the Company. I further acknowledge that the Company (1) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the stock purchase right grant, including the grant, purchase of shares, the subsequent sale of shares of Common Stock acquired pursuant to such purchase and the receipt of any dividends; and (2) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the stock purchase rights to reduce or eliminate my liability for Tax-Related Items or achieve any particular tax result. Further, if I have become subject to tax in more than one jurisdiction during the Offering Period, I acknowledge that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the purchase of shares, I shall pay or make adequate arrangements satisfactory to the Company to satisfy all Tax-Related Items. In this regard, I authorize the Company, or its agents, at its discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (a) withholding from Compensation paid in cash to me by the Company; or (b) withholding from the proceeds of the sale of shares of Common Stock that I acquire, either through a voluntary sale or through a mandatory sale arranged by the Company (on my behalf pursuant to this authorization); or (c) withholding in shares of Common Stock to be issued to me.

To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, I am deemed to have been issued the full number of shares of Common Stock purchased, notwithstanding that some shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of my participation in the Stock Purchase Plan.

Finally, I shall pay to the Company any amount of Tax-Related Items that the Company may be required to withhold or account for as a result of my participation in the Stock Purchase Plan or my purchase of shares of Common Stock that cannot be satisfied by the means previously described. The Company may refuse to honor the purchase and refuse to issue and/or deliver the shares of Common Stock if I fail to comply with my obligations in connection with the Tax-Related Items.

10. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding my participation in the Stock Purchase Plan, or my acquisition or sale of the underlying shares of Common Stock; and I am advised to consult with my own personal tax, legal and financial advisors regarding my participation in the Stock Purchase Plan before taking any action related to the Stock Purchase Plan.

11. In accepting the grant, I acknowledge that: (a) the Stock Purchase Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time; (b) the grant of stock purchase rights is voluntary and occasional and does not create any contractual or other right to receive future grants, or benefits in lieu of grants, even if stock purchase rights have been granted repeatedly in the past; (c) all decisions with respect to future grants of stock purchase rights, if any, will be at the sole discretion of the Company; (d) my participation in the Stock Purchase Plan shall not create a right to further employment with the Company and shall not interfere with the ability of the Company or my actual employer if the Company is not my employer to terminate my employment relationship at any time with or without cause; (e) I am voluntarily participating in the Stock Purchase Plan; (f) the stock purchase rights and the underlying shares of Common Stock are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company, and which is outside the scope of my employment contract, if any; (g) the stock purchase rights and the underlying shares of Common Stock are not intended to replace any pension rights or compensation; (h) the stock purchase rights are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, unfair dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any Subsidiary; (i) the grant will not be interpreted to form an employment contract or relationship with the Company or any Subsidiary; (j) the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty; (k) the value of shares purchased may increase or decrease in value, even below the purchase price; (l) no claim or entitlement to compensation or damages shall arise from termination of the stock purchase rights or diminution in value of the shares of Common Stock purchased under the Stock Purchase Plan resulting from termination of my employment by the Company (for any reason whatsoever and whether or not in breach of local labor laws), and, in consideration of the grant, to which I am not otherwise entitled, I irrevocably agree never to institute any claim against the Company or my actual employer if the Company is not my employer, and release the Company from any such claim that may arise; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, I shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claims; and (m) in the event of termination of my employment (whether or not in breach of local labor laws), my right to receive the stock purchase rights and purchase shares under the Stock Purchase Plan, if any, will terminate effective as of the date that I am no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of termination of employment (whether or not in breach of local labor laws) and the Board shall have the exclusive discretion to determine when I am no longer actively employed for purposes of my grant.

12. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding my participation in the Stock Purchase Plan, or my acquisition or sale of the underlying shares of Common Stock. I am hereby advised to consult with my own personal tax, legal and financial advisors regarding my participation in the Stock Purchase Plan before taking any action related to the Stock Purchase Plan.

13. I hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of my personal data as described in this document by and among, as applicable, the Company and its Subsidiaries for the exclusive purposes of implementing, administering and managing my participation in the Stock Purchase Plan. I understand that the Company may hold certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all options or any other entitlement to shares of Common Stock awarded, canceled, exercised or outstanding in my favor, for the purpose of implementing, administering and managing the Stock Purchase Plan (“Data”). I understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Stock Purchase Plan, that these recipients may be located outside the United States and may have different data privacy laws and protections. I understand that I may request a list with the names and addresses of any potential recipients of the Data by contacting my local human resources representative. I authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing my participation in the Stock Purchase Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom I may elect to deposit any shares of Common Stock acquired upon purchase of shares under the Stock Purchase Plan. I understand that Data will be held only as long as is necessary to implement, administer and manage my participation in the Stock Purchase Plan. I understand that I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local human resources representative. I understand, however, that refusing or withdrawing my consent may affect my ability to participate in the Stock Purchase Plan. For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact my local human resources representative.

14. The grant of stock purchase rights and the provisions of this Subscription Agreement are governed by, and subject to, the laws of the State of California, without regard to conflicts of law provisions. For purposes of litigating any dispute that arises under this grant or the agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, agree that such litigation shall be conducted in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, where this grant is made and/or to be performed.

15. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Stock Purchase Plan by electronic means. I hereby consent to receive such documents by electronic delivery and agree to participate in the Stock Purchase Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

16. The provisions of this Subscription Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

17. The Company reserves the right to impose other requirements on my participation in the Stock Purchase Plan, on the grant of purchase rights and on any shares of Common Stock acquired under the Stock Purchase Plan, to the extent the Company determines it is necessary or advisable in order to comply with applicable law or facilitate administration of the Stock Purchase Plan, and to require me to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

18. I UNDERSTAND THAT THIS SUBSCRIPTION AGREEMENT SHALL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE OFFERING PERIODS UNLESS TERMINATED BY ME.

Dated:
Signature of Employee